                                                                   EXHIBIT 2


                  PLAN AND AGREEMENT OF RECAPITALIZATION AND MERGER

    This Plan and Agreement of Recapitalization and Merger ("Agreement") is entered into as of April 17, 1997, by and among M T Financial Group, Inc., a Nevada corporation ("MTFI"), M T Merging Corp., a Tennessee corporation ("Merging Corp."), Photogen, Inc., a Tennessee corporation ("Newco"), Photogen, L.L.C., a Tennessee limited liability company ("Photogen"), Eric A. Wachter, Ph.D. ("Wachter"), Craig Dees, Ph.D. ("Dees"), Walter G. Fisher, Ph.D. ("Fisher"), Tim Scott, Ph.D. ("Scott"), and John Smolik ("Smolik"), and joined into by Theodore Tannebaum ("Tannebaum"), Robert J. Weinstein, M.D. ("Weinstein") and Stuart P. Levine ("Levine") as set forth hereinafter.

                                       RECITALS

    A. Wachter, Dees, Fisher, Scott, and Smolik are sometimes individually referred to herein as a "Seller" and collectively as "Sellers." The Sellers own all of the outstanding Membership Interests (as hereinafter defined) of Photogen.

    B.   Merging Corp. is a wholly-owned subsidiary of MTFI.

    C. Immediately following the execution of this Agreement MTFI, Tannebaum, Weinstein and Levine will recapitalize MTFI's issued and outstanding common stock as set forth in Exhibit A.

    D. Immediately following the execution of this Agreement, Photogen will liquidate and dissolve and thereby assign, transfer and deliver all of its Assets (as hereinafter defined) to the Sellers. The Sellers will immediately transfer all such Assets to Newco in exchange for all of the Common Stock of Newco in accordance with Section 351 of the Internal Revenue Code of 1986, as amended (the "Code").

    E. At the Effective Time (as hereinafter defined) in an intended tax-free reorganization pursuant to Section 368(a) of the Code, Merging Corp. will merge into Newco with Newco being the Surviving Corporation after the merger and with the stockholders of Newco receiving shares of MTFI common stock, on and subject to the terms and conditions of this Agreement (the "Merger").

    E. In the Merger, MTFI will change its name to Photogen Technologies, Inc.

    F. The Board of Directors of MTFI (i) has determined that the Merger and other transactions contemplated by this Agreement are in the best interests of the holders of MTFI Common Stock (as hereinafter defined), and
(ii) has approved and adopted this Agreement and the transactions contemplated hereby and recommended approval and adoption of this Agreement by the stockholders of MTFI.

    G. The Sellers, as holders of all the Membership Interests of Photogen, have determined that the transactions contemplated herein are in the best interest of Photogen and its Members and have approved this Agreement and the transactions contemplated hereby.

                                      AGREEMENT

    NOW, THEREFORE, in consideration of the representations, warranties, and covenants herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereby agrees as follows:

    1. Principal Definitions. The capitalized terms listed below shall have the meanings set forth in this Section 1. Certain other capitalized terms are defined elsewhere in this Agreement.

    "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act; and, with respect to Photogen or Newco, shall include each Seller, each holder of a Membership Interest and/or each holder of Newco Common Stock.

    "Assets" with respect to any entity means the following properties (whether now owned or hereafter existing or acquired, whether tangible or intangible, and wherever located) free and clear of any Liabilities or Security Interests: all right, title and interest to its entire business, operations, properties and assets, including all goods, inventory, equipment, furniture, fixtures, accounts, instruments, contract rights, leases or leasehold interests, Intellectual Property (including the Patents in the case of Photogen and in the case of Newco, the Patents after the transaction under Section 2(a)(ii)), general intangibles, cash and cash equivalents, books, records and data and any other business, property or asset related to or used in connection with the entities business.

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

    "Confirmatory License" means the Confirmatory Licenses dated February 4, 1997 by Fisher, Wachter and Dees in favor of the United States Government, attached hereto as Exhibit B.

    "Contract" means any written or oral agreement, contract, commitment, license, sublicense, lease, sublease, indenture, mortgage, instrument of indebtedness, pledge, guarantee, arrangement, understanding or plan, and all rights and obligations under the foregoing.

    "Employee Benefit Plan" means any (a) qualified or nonqualified Employee Pension Benefit Plan, (b) Employee Welfare Benefit Plan, or (c) fringe benefit, deferred compensation, retirement, pension, severance or other similar plan or program. The capitalized terms used within this definition shall have the meanings given to them in the Employee Retirement Income Security Act of 1974, as amended.

    "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and Superfund Amendments and Reauthorization Act of 1986 and the Occupational Safety and Health Act of 1970, each as amended, together with all other laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of Hazardous Substances into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Substances.

    "GAAP" means generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

    "Hazardous Substance" means any pollutants, contaminants, chemical, medical, infectious, industrial, hazardous, or toxic materials or substances, including those set forth in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with the rights to make foreign applications for the inventions and improvements, all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof (including with respect to the Sellers, Photogen and Newco, the Patents, as hereinafter defined) in the United States and all countries foreign to the United States, (b) all trademarks, service marks, trade dress, logos, trade names, and company names, together with all translations, adaptations, derivations, and combinations thereof (whether or not any of the foregoing are registrable or registered) and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, protocols, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, (h) all licenses, sublicenses, permissions and agreements, and rights thereunder, including where any Person is a licensee or licensor, and (o) all copies and tangible embodiments thereof (in whatever form or medium).

    "Knowledge" means actual knowledge after reasonable investigation.

    "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).

    "Membership Interest" means a membership interest (and all related membership rights) of Photogen.

    "Merging Corp. Common Stock" means a share of the Common Stock, par value $.01 per share, of Merging Corp.

    "MTFI Common Stock" means a share of the Common Stock, par value $.001 per share, of MTFI.

    "Newco Common Stock" means a share of the Common Stock, par value $.01 per share, of Newco.

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Patents" means all patents, patent applications (including any amendments), and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, and all improvements and inventions related thereto, related to or arising out of Photogen's method for improved selectivity in photo-activation of molecular agents and Photogen's method for improved selectivity in photo-activation and detection of molecular diagnostic agents, including U.S. Patent Applications filed with respect thereto by Photogen on October 30, 1996 with the U.S. Patent and Trademark Office, copies of which are set forth in
Schedule 3(n) hereto.

    "Person" means an individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental entity (or any department, agency, or political subdivision thereof).

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Interest" means any mortgage, pledge, lien, claim, demand, charge, assessment or any other security interest or encumbrance.

    "Subsidiary" means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the outstanding equity securities (or similar interests) of any class or has the power to vote or direct the voting of sufficient securities (or similar interests) to elect a majority of the directors (or Persons performing a similar function).

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

    2.   Recapitalization and Merger Transactions.

    (a)  Recapitalization.  Promptly after the date of this Agreement:

         (i) MTFI shall recapitalize its issued and outstanding Common Stock as set forth in Exhibit A hereto.

         (ii) Photogen shall liquidate and dissolve and assign, transfer and deliver all of its Assets to the Sellers free and clear of any Liability or Security Interest (except the Confirmatory License with respect to the Patents); and the Sellers shall thereafter immediately assign, transfer and deliver all such Assets to Newco free and clear of any Liability or Security Interest (except the Confirmatory License with respect to the Patents), in exchange for 100 shares of Newco Common Stock issued to each Seller (500 shares in the aggregate).

    (b)  Merger.

         (i) Merging Corp. shall be merged with and into Newco in accordance with the Tennessee Business Corporation Act (the "Corporation Law") and Newco shall be the Surviving Corporation after the Merger.

         (ii) The Merger shall be effective when properly executed Articles of Merger, together with any other documents required by law to effectuate the Merger, shall be filed with the Tennessee Secretary of State, which filing shall be made as soon as possible after the satisfaction or waiver of the conditions set forth in Section 7 hereof. When used in this Agreement, the term "Effective Time" shall mean the time when the Certificate of Merger is so filed and the term "Effective Date" shall mean the date on which the Certificate of Merger is so filed. The parties hereto shall take all appropriate actions necessary to cause the Effective Date to occur as soon as practicable and prior to May 16, 1997, unless delayed by circumstances beyond their reasonable control.

         (iii) At the Effective Time, each outstanding share of Newco
Common Stock shall be converted into 48,000 shares of MTFI Common Stock and each outstanding share of Merging Corp. Common Stock shall be converted into one share of Newco Common Stock.

         (iv) The Charter of Newco in effect immediately prior to the Effective Time shall be the Charter of Newco as the Surviving Corporation after the Effective Time until amended; and the By-laws of Newco shall be the By-laws of Newco as the Surviving Corporation after the Effective Time. Immediately after the Effective Time, the directors of MTFI and Newco shall be Smolik, Wachter, Dees, Fisher, and Weinstein, and they shall continue after the Effective Time as directors of MTFI and Newco in accordance with the respective By-laws of such corporations and until their successors are elected and qualified. Newco shall continue after the Effective Time to be subject to the Corporation Law.

         (v) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Corporation Law. Without limiting the generality of the foregoing, and subject to the Corporation Law, all the property, rights, privileges, powers and franchises of Newco and Merging Corp. shall vest in Newco as the Surviving Corporation without reversion or impairment, and all debts, liabilities and duties of Newco and Merging Corp. shall become the debts, liabilities and duties of Newco as the Surviving Corporation.

    (c) The Closing. The closing of the Merger and other transactions contemplated by this Agreement to be effective as of the Effective Time (the "Closing") shall take place at the offices of Grippo & Elden in Chicago, Illinois. At the Closing, each party will deliver the certificates, instruments, agreements and documents, that such party is required to deliver at the Closing in accordance with Schedule 2(c) attached hereto (the "Closing Deliveries").

    3. Representations and Warranties of the Sellers, Newco and Photogen. Each of the Sellers, Newco and Photogen, jointly and severally, represent and warrant to MTFI and Merging Corp. that the statements contained in this Section 3 are true and complete as of the date of this Agreement and will be true and complete as of the Closing (as though made at and as of the Closing), except as set forth in Schedule 3 attached hereto (the "Sellers' Disclosure Schedule").

    (a)  Investment.  Each Seller (i) understands that the shares of MTFI
Common Stock to be issued to such Seller hereunder have not been, and will not in the foreseeable future be, registered under the Securities Act, or under any state securities laws, and are being offered and sold to the Sellers in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the MTFI Common Stock hereunder solely for such Seller's own account for investment purposes, and not with a view to the resale or distribution thereof except in full compliance with all applicable securities laws, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received information concerning MTFI and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the MTFI Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding the MTFI Common Stock, and (vi) is a bona fide resident of Tennessee.

    (b) Authorization of Transaction. Each Seller, Newco and Photogen has full power and authority to execute and deliver this Agreement and all other documents and instruments contemplated hereby to be executed and delivered by such Seller, Newco or Photogen and to perform their respective obligations hereunder and thereunder. This Agreement and such other documents and instruments constitute the valid and legally binding obligation of each of them, enforceable in accordance with their terms and conditions.

    (c) Organization, Qualification, and Corporate Power. Photogen is a limited liability company and Newco is a corporation and each is duly organized, validly existing, and in good standing under the laws of the State of Tennessee. Photogen and Newco each is duly authorized to conduct business in and is in good standing under the laws of Tennessee. Neither Photogen nor Newco has or will engage in any business prior to the Closing other than Photogen filing for and prosecuting the Patents with the U.S. Patent and Trademark Office and matters directly relating thereto. Schedule 3(c) contains correct and complete copies of the organizational documents of Photogen and Newco. The minute books (containing all of the records of meetings and all actions taken by written consent of the Members or stockholders and the governing board, and all committees of the governing board, as applicable) of Photogen and Newco are true and complete. Neither Photogen nor Newco is in default under or in violation of any provision of its organizational documents.

    (d) Capitalization. The authorized, issued and outstanding Photogen Membership Interests and Newco Common Stock are set forth in Schedule 3(d) hereto and there are no other Membership Interests of Photogen or shares of capital stock of Newco authorized, issued or outstanding. All of the issued and outstanding Photogen Membership Interests and Newco Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and beneficially by the Sellers as set forth Schedule 3(d). There are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Photogen or Newco to issue, sell, or otherwise cause to become outstanding any of the Membership Interests or capital stock of Photogen or Newco, as applicable. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights or voting trusts, proxies, or other agreements or understandings with respect to Photogen or Newco, as applicable, other than as set forth in the Photogen Operating Agreement or this Agreement. The Membership Interests are held by each Seller free and clear of any restrictions on transfer (other than restrictions under the Securities Act, state securities laws, this Agreement and the Photogen Operating Agreement), Taxes, Security Interests, options, warrants, purchase rights, Contracts, commitments, equities, claims, and demands. No Seller is a party to any option, warrant, purchase right, or other Contract or commitment that could require a Seller to sell, transfer, or otherwise dispose of any Membership Interests (other than this Agreement and the Photogen Operating Agreement). No Seller is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Membership Interests or Newco Common Stock. Each of the Sellers and Photogen hereby waive all such restrictions on the Membership Interests and hereby waive all dissenters' rights under the Corporation Law, subject to the consummation of the transactions contemplated hereby.

    (e) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any license, permit or authorization of any government, governmental agency, court or other entity to which Photogen, Newco or any Seller is subject or any provision of the articles of organization, operating agreement, charter or bylaws of Photogen or Newco, as applicable, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice to or consent by any person under any Contract to which Photogen, Newco or any Seller is a party or by which Photogen, Newco or any Seller is bound or to which any of their Assets, including Intellectual Property, is subject (or result in the imposition of any Security Interest upon any of such Assets). Photogen, Newco and each Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person (except for customary corporate and/or securities laws filings) in order for the parties to consummate the transactions contemplated by this Agreement, including the assignment, transfer and delivery of Photogen's Intellectual Property (including the Patents) to Newco as contemplated in this Agreement.

    (f) Brokers' Fees. Each of the Sellers and Photogen has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which is or could become a Liability of Newco or MTFI, except for the fees and commissions of Stuart Fuchs and Aurora Capital Corporation as set forth in Schedule 3(f).

    (g) Title to Assets. Photogen has (and upon the Closing, Newco shall have) good and marketable title to the Assets used by Photogen, located on its premises or on facilities used by Photogen, or shown on it Financial Statements or acquired after the date thereof (including its Intellectual Property), free and clear of any Security Interest or Liabilities, other than the Confirmatory License regarding the Patents.

    (h) Financial Statements. Schedule 3(h) hereto contains the following financial statements of Photogen and Newco, as applicable (collectively the "Financial Statements"): (i) their balance sheet, statement of operations and retained earnings, as of and for the fiscal year ended December 31, 1996; and
(ii) their balance sheet and statement of operations and retained earnings as of and for the three months ended March 31, 1997 (the balance sheet of which is sometimes referred to as "March 31, 1997 Balance Sheet"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP, present fairly the financial condition of Photogen and Newco as of such dates and the results of their operations for such periods, are correct and complete, and are consistent with their books and records (which books and records may be correct and complete); provided, however, that the Financial Statements for the three months ended March 31, 1997 are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

    (i) Events Subsequent to March 31, 1997. Since March 31, 1997, there has not been any material adverse change in the Assets, business, financial condition, operations, results of operations, or future prospects of Photogen or Newco and there is no Basis for such a change. Without limiting the generality of the foregoing, since that date neither Photogen nor Newco has: (i) sold, leased, transferred, or assigned any of the Assets (except as provided in Section 2(a)(ii) above); (ii) entered into any Contract (or series of related Contracts) involving individually or in the aggregate more than $1,000, or which has (or have) a term longer than three months; (iii) been subject to any acceleration, termination, modification or cancellation of any Contract (or series of related Contracts) to which either is a party or by which either is bound; (iv) imposed any Security Interest upon any of its Assets; (v) made any capital expenditures, capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital expenditures, capital investments, loans, and acquisitions) involving more than $1,000 in the aggregate; (vi) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (vii) delayed or postponed the payment of accounts payable or other Liabilities; (ix) granted any license or sublicense of any rights under or with respect to any Intellectual Property or otherwise; (x) issued, sold, or otherwise disposed of any Membership Interests in the case of Photogen or any Common Stock in the case of Newco or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such Membership Interests or Common Stock, as applicable; (ix) declared, set aside, or paid any dividend or made any distribution with respect to its Membership Interests or Common Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of Membership Interests or Common Stock; (xi) experienced any damage, destruction, or loss (whether or not covered by insurance) to its Assets; (xii) made any loan to, or entered into any other transaction with, any of its Affiliates or their respective managers, directors, officers, or employees; (xiii) entered into or modified any Contract for employment; granted any increase in the base compensation of any of its managers, directors, officers, or employees; adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan or Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan); or made any other change in employment terms for any of its directors, officers, or employees; (xiv) experienced or engaged in any other material occurrence, event, incident, action, failure to act, or transaction; or
(xv) committed to any of the foregoing.

    (j) Undisclosed Liabilities. Neither Photogen nor Newco has any Liability (and there is no Basis for any present or future Liability), except for (i) Liabilities set forth on the face of the March 31, 1997 Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after March 31, 1997, and then only in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which have been disclosed on Sellers' Disclosure Schedule.

    (k) Legal Compliance. Photogen and Newco have each complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice against it alleging any failure so to comply. Photogen and Newco have each filed in a timely manner all reports, documents and other materials it was required to file (and the information contained therein was correct and complete) under all applicable laws.

    (l) Tax Matters. Photogen and Newco have each timely and properly filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Photogen or Newco (whether or not shown on any Tax Return) have been paid. Neither Photogen nor Newco is currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where Photogen or Newco does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. Photogen and Newco have each properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The unpaid Taxes of Photogen or Newco (i) did not, as of March 31, 1997, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of its March 31, 1997 Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with the transactions contemplated under this Agreement shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees and any final returns of Photogen after its Liquidation and dissolution as contemplated hereunder.

    (m)  Leased Property.   Neither Photogen nor Newco owns any real property.
Schedule 3(m) lists, describes briefly and contains complete and correct copies of all leases of real property leased to or used by Photogen or Newco. With respect to each such property: (i) the lease is legal, valid, binding, enforceable, and in full force and effect and no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder; (ii) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms after the Closing; (iii) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or use and no party to the lease has repudiated any provision thereof; (iv) neither Photogen nor Newco has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold; (v) all such facilities and their uses have received all approvals of governmental authorities (including licenses and permits) required in connection with the proper operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations; and (vi) all such facilities are supplied with utilities and other services necessary for the proper operation of said facilities.

    (n)  Intellectual Property.

         (i) Schedule 3(n) hereto: identifies each and every item of Intellectual Property Photogen or Newco owns or claims to own; identifies each license, sublicense, assignment, covenants not to sue, releases, agreement, or other permission which Photogen or Newco has granted to any third party with respect to any of its Intellectual Property (together with any exceptions); and contains true and complete copies of documents (including all correspondence, filings and Contracts) evidencing ownership and prosecution, if applicable, of each such item. With respect to each item of Intellectual Property so identified:

              (1) Except as otherwise specifically disclosed in Schedule 3(n), Photogen possesses on the date of this Agreement and Newco will possess prior to and at the Closing the entire right, title, and interest in and to the item, free and clear of any Security Interest, license, sublicense, assignment (except for the Confirmatory License with respect to the Patents), claims or rights of any other Person with respect to the use or ownership thereof or any other restriction claimed by any other Person;

              (2) The Sellers, Photogen and Newco have each taken all necessary and desirable actions to obtain, maintain, prosecute and protect such ownership of each item of Intellectual Property;

              (3) The item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (4) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, enforceability or ownership of any such item or otherwise; and

              (5) Neither the Sellers, Photogen nor Newco has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

         (ii) Schedule 3(n) identifies each item of Intellectual Property that any third party owns and that Photogen or Newco uses pursuant to license, sublicense, agreement, or permission, and contains complete and correct copies of the foregoing. With respect to each item of Intellectual Property so identified:

              (1) The license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; and no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;
              (2) The license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms after the Closing;

              (3) No party to the license, sublicense, agreement, or permission is in breach or default thereof, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder, nor has any party repudiated any provision thereof;

              (4) With respect to each sublicense, the representations and warranties set forth in subsections (1) through (3) above are true and correct with respect to the underlying license;

              (5) The underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

              (6) No action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

              (7) Neither Photogen, Newco nor any Seller has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

         (iii) Neither the Sellers, Photogen nor Newco has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any Person, and neither the Sellers, Photogen nor Newco has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of them must license, refrain from using or restrict use of any Intellectual Property), and there is no Basis for the foregoing. No Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of Photogen or Newco.

         (iv) None of the Sellers, Newco or Photogen has any Knowledge of any new products, services, inventions, procedures, or methods that third parties have developed which reasonably could be expected to supersede or make obsolete the Intellectual Property of Photogen or Newco.

         (v) All filings, applications and other materials submitted to any of the following persons by or on behalf of the Sellers, Photogen, Newco or their agents with respect to the Patents and the inventions covered thereby do not contain any untrue statement of fact or omit to state a fact necessary in order to make the statements and information contained therein, at the time submitted, not misleading, false or deceptive: Martin Marietta, Lockheed Martin, the Department of Energy, Oak Ridge National Laboratory, Oak Ridge Associated Universities, MTFI, the U.S. Patent and Trademark Office or any other Person.

         (vi) Sellers, Photogen and Newco have complied with, and will continue to comply with, the duty of good faith and fair dealing with the U.S. Patent and Trademark Office, including the duty to disclose and submit to the U.S. Patent and Trademark Office information which is material to the patentability of the patent applications in accordance with Title 37, Code of Federal Regulations,
Section  1.56.

    (o) Contracts. Schedule 3(o) contains complete and correct copies of all Contracts (or group of related Contracts) to which Photogen or Newco is a party regarding or concerning: (i) the purchase, sale or lease of materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services; (ii) a partnership or joint venture; (iii) creating, incurring, assuming, or guaranteeing any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $1,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;
(iv) confidentiality or noncompetition; (v) any transaction between Photogen, Newco and any of the Sellers or their Affiliates; (vi) profit sharing, option, purchase, appreciation, deferred compensation, severance, or any other plan or arrangement for the benefit of its current or former directors, officers, employees or Members; (vii) the employment or engagement of any Person on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $1,000 or providing severance or other benefits; (viii) the advancing or lending of any amount of money to anyone; (ix) any matter for which the consequences of a default or termination could have an adverse effect on the assets, business, financial condition, operations, results of operations, or future prospects of Photogen or Newco; (x) in any way relating to Photogen's or Newco's Intellectual Property; or (xi) any matter, the performance of which involves consideration in excess of $1,000 or has a term of more than three months. With respect to each such Contract: (A) the Contract is legal, valid, binding, enforceable, and in full force and effect; (B) the Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms after the Closing; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (D) no party has repudiated any provision of the Contract.
Schedule 3(o) also lists, contains a summary and a complete copy of all proposals to or from Photogen or Newco and all proposed contracts.

    (p) Insurance. Neither Newco nor Photogen carries any insurance at this time. After Closing, Newco will obtain appropriate insurance coverage for property, casualty, liability, directors and officers, errors and omissions and workers' compensation.

    (q) Litigation. Neither any Seller, Newco nor Photogen is (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge, or (ii) a party, or threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator and there is no Basis for any of the foregoing. To the extent the Sellers' Disclosure Schedule identifies any litigation or similar matters, none of the actions, suits, proceedings, hearings, and investigations set forth in the Sellers' Disclosure Schedule could result in any material adverse change to the Assets, business, financial condition, operations, results of operations, or future prospects of Photogen or Newco.

    (r) Products and Services. Neither Newco nor Photogen has preformed any services for or sold or leased products to any third party. Neither Newco nor Photogen holds any inventory or other goods for resale to third parties. Neither Newco nor Photogen has any Liability (and there is no Basis for any Liability) arising out of any injury to individuals or property as a result of any action or omission of Newco or Photogen.

    (s) Employee Benefits. Neither Newco nor Photogen maintains any Employee Benefit Plan.

    (t) Environment, Health, and Safety. Newco and Photogen and their predecessors and Affiliates have each complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. There is no Basis for any Liability arising out of or relating to any Environmental, Health and Safety Laws.

    (u) Certain Business Relationships. None of the Sellers or their Affiliates has been involved in any business arrangement or relationship with Photogen or Newco and none of the Sellers or their Affiliates owns any asset, tangible or intangible, which is used in the business of Photogen or Newco.

    (v) Disclosure Materials. The written materials provided to MTFI by Sellers or their agents or representatives set forth in Schedule 3(v), the representations and warranties in this Section 3 and the Photogen Disclosure Schedule do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained therein, or in this Agreement, not misleading. The Sellers' Disclosure Schedule contains all material information regarding the Assets, including the Intellectual Property of Photogen and Newco.

    4. Representations and Warranties of MTFI and Merging Corp. Each of MTFI and Merging Corp. represents and warrants to each Seller that the statements contained in this Section 4 are true and complete as of the date of this Agreement and will be true and complete as of the Closing (as though made at and as of the Closing) except as set forth in Schedule 4 attached hereto (the "MTFI Disclosure Schedule").

    (a)  Authorization of Transaction.   MTFI and Merging Corp. each has full
power and authority to execute and deliver this Agreement and all other documents and instruments contemplated hereby to be executed and delivered by it and to perform its respective obligations hereunder and thereunder. This Agreement and such other documents and instruments constitute the valid and legally binding obligation of each of them, enforceable in accordance with their terms and conditions.

    (b) Organization, Qualification, and Corporate Power. MTFI and Merging Corp. are each a corporation and each is duly organized, validly existing, and in good standing under the laws of the State of Nevada and the State of Tennessee, respectively. MTFI and Merging Corp. each is duly authorized to conduct business in and is in good standing under the laws of Nevada and Tennessee, respectively. Schedule 4(b) contains correct and complete copies of the organizational documents of MTFI and Merging Corp. The minute books (containing all of the records of meetings and all actions taken by written consent of the directors or stockholders, and all committees of the board, as applicable) of MTFI and Merging Corp. are true and complete. Neither Photogen nor Newco is in default under or in violation of any provision of its organizational documents.

    (c) Capitalization. The authorized, issued and outstanding shares of MTFI Common Stock and Merging Corp. Common Stock are set forth in Schedule 4(c) hereto and there are no other shares of MTFI or Merging Corp. capital stock authorized, issued or outstanding. All of the issued and outstanding shares of MTFI Common Stock have been duly authorized, are validly issued, fully paid, and nonassessable, and the MTFI Common Stock to be issued to the Sellers after the Closing will be duly authorized, validly issued, fully paid and non-assessable. There are no authorized or outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require MTFI or Merging Corp. to issue, sell, or otherwise cause to become outstanding any of the capital stock of MTFI or Merging Corp., as applicable. There are no authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights; or to its knowledge, voting trusts, or proxies, or other agreements or understandings with respect to MTFI or Merging Corp., as applicable other than as set forth in this Agreement.

    (d) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any license, permit or authorization of any government, governmental agency, or court to which MTFI or Merging Corp. is subject or any provision of the charter or bylaws of MTFI or Merging Corp., as applicable, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify, or cancel, or require any notice to or consent by any person under any Contract to which MTFI or Merging Corp. is a party or by which MTFI or Merging Corp. is bound or to which any of their assets is subject. MTFI and Merging Corp. are not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person (except for customary corporate and/or securities laws filings, including MTFI's Form 8-K regarding the transactions contemplated by this Agreement) in order for the parties to consummate the transactions contemplated by this Agreement.

    (e) Brokers' Fees. Neither MTFI nor Merging Corp. has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement which is or could become a Liability of MTFI or Newco other than as set forth in Section 10(m).

    (f) Financial Statements. Schedule 4(f) hereto contains the following financial statements of MTFI: (i) its balance sheet, statement of operations and retained earnings, as of and for the fiscal year ended December 31, 1996 the balance sheet of which is sometimes referred to as "MTFI's December 31, 1996 Balance Sheet"). MTFI's financial statements (including the notes thereto) have been prepared in accordance with GAAP, present fairly the financial condition of MTFI as of such dates and the results of their operations for such periods, are correct and complete, and are consistent with its books and records (which books and records may be correct and complete); provided, however, that MTFI's financial statements for the three months ended March 31, 1997 are subject to normal year-end adjustments (which will not be material individually or in the aggregate).

    (g) Events Subsequent to December 31, 1996. Since December 31, 1996, there has not been any material adverse change in the assets, business, financial condition, operations, results of operations, or future prospects of MTFI and there is no Basis for such a change. Without limiting the generality of the foregoing, since that date MTFI has not: (i) sold, leased, transferred, or assigned any of its assets; (ii) entered into any Contract (or series of related Contracts) involving individually or in the aggregate more than $1,000, or which has (or have) a term longer than three months; (iii) been subject to any acceleration, termination, modification or cancellation of any Contract (or series of related Contracts) to which it is a party or by which it is bound;
(iv) imposed any Security Interest upon any of its assets; (v) made any capital expenditures, capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital expenditures, capital investments, loans, and acquisitions) involving more than $1,000 in the aggregate; (vi) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation; (vii) delayed or postponed the payment of accounts payable or other Liabilities; (ix) granted any license or sublicense of any rights under or with respect to any Intellectual Property; (x) issued, sold, or otherwise disposed of any MTFI Common Stock granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any such Common Stock; (ix) declared, set aside, or paid any dividend or made any distribution with respect to its Common Stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any Common Stock; (xi) experienced any damage, destruction, or loss (whether or not covered by insurance) to its assets; (xii) made any loan to, or entered into any other transaction with, any of its Affiliates or their respective managers, directors, officers, or employees; (xiii) entered into or modified any Contract for employment; granted any increase in the base compensation of any of its managers, directors, officers, or employees; adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan or Contract for the benefit of any of its directors, officers, or employees (or taken any such action with respect to any other Employee Benefit Plan); or made any other change in employment terms for any of its directors, officers, or employees; (xiv) experienced or engaged in any other material occurrence, event, incident, action, failure to act, or transaction; or (xv) committed to any of the foregoing. The foregoing representation and warranty will be true and complete regarding Merging Corp. from the date of its incorporation until the Closing, except for the transactions contemplated hereunder.

    (h) Undisclosed Liabilities. Neither MTFI nor Merging Corp. has any Liability (and there is no Basis for any present or future Liability), except for (i) Liabilities set forth on the face of the MTFI December 31, 1996 Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after December 31, 1996, and then only in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) and which have been disclosed in writing to Sellers.

    (i) Legal Compliance. MTFI and Merging Corp. have each complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and there is no Basis for any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice against it alleging any failure so to comply. MTFI and Merging Corp. have each filed in a timely manner all reports, documents and other materials it was required to file (and the information contained therein was correct and complete) under all applicable laws.

    (j) Tax Matters. MTFI has timely and properly filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by MTFI (whether or not shown on any Tax Return) have been paid. MTFI is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where MTFI does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. MTFI has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The unpaid Taxes of MTFI (i) did not, as of December 31, 1996, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of MTFI's December 31, 1996 Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing date.

    (k) Disclosure Materials. The written materials provided to Sellers by MTFI or its agents or representatives set forth or referred to in Schedule 4(k) which consists of a notebook containing SEC filings on Forms 8-K, 10-QSB and 10-KSB made by MTFI (or its predecessor) since March 31, 1993, the representations and warranties in this Section 4 and the MTFI Disclosure Schedule do not contain any untrue statement of fact or omit to state any fact necessary in order to make the statements and information contained therein, or in this Agreement, not misleading.

    5.   Disclosures and Exceptions to Representations and Warranties.   The
Sellers' Disclosure Schedule and the MTFI Disclosure Schedule are collectively referred to as the "Disclosure Schedules." Nothing in any Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless such Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Each Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in the section of this Agreement to which such Disclosure Schedule relates.

    6.   Pre-Closing Covenants.

    (a) General. From the execution of this Agreement until the Closing each of the parties hereto will use its or his respective best efforts to take all actions and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7 below).

    (b) Notices and Consents. From the execution of this Agreement until the Closing the Sellers (and if appropriate Photogen and Newco) will give any notices to third parties and obtain any third party consents in connection with the matters referred to in Section 3(e), as applicable above, and the related paragraph of the Sellers' Disclosure Schedule. Each of the parties will give reasonable cooperation to the other parties in connection with such notices and consents.

    (c) Operation of Business. From the execution of this Agreement until the Closing, neither Photogen, MTFI, Newco nor Merging Corp. will engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business (other than the transactions contemplated hereunder). Without limiting the generality of the foregoing, during that period:

         (i) None of the parties will engage in any action or practice, or enter into any transaction that would cause any of its or his respective representations and warranties to not be true and complete at the Closing;

         (ii) Photogen and Newco will keep its organization substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensees, licensors, suppliers, and employees;

         (iii) Photogen, Newco, MTFI and Merging Corp. will permit representatives of the parties to have full access at all reasonable times, and in a manner so as not to interfere with its normal business operations, to all of their premises, Assets, personnel, books, records (including Tax and financial records), Contracts, and documents.

    (d) Notice of Developments. From the execution of this Agreement until the Closing each party hereto will give prompt written notice to the other parties of any development causing a breach of any of the representations and warranties of such party, such notice to be given in the manner specified in
Section 10(i) below. No disclosure by any party pursuant to this Section 6(d), however, shall be deemed to amend or supplement any of the Disclosure Schedules or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

    (e) Exclusivity. After the date of this Agreement through the Closing, Photogen, Newco and each of the Sellers agrees not to directly or indirectly (i) solicit any inquiries or proposals for the acquisition by any third party of the Photogen Membership Interests or Newco Common Stock, any of the Assets of Photogen or Newco, any merger or business combination involving Photogen or Newco, or any interest in, or license to own or right to commercialize any of their Intellectual Property (including the Patents) (collectively, a "Third Party Transaction"), or (ii) furnish information to, or engage in negotiations or discussions relating to a possible Third Party Transaction. Photogen, Newco (and the Sellers) shall promptly advise MTFI in writing of any inquiry or proposal for a possible Third Party Transaction. Any existing or pending discussions or negotiations for or related to a possible Third Party Transaction shall be terminated immediately.

    (f)  Other Agreements.  At or before the Closing Date:

         (i) MTFI and Newco, as applicable, will amend its Articles of Incorporation, and By-laws, as necessary to (A) expand the number of its directors to five; (B) appoint an Executive Committee of three Board members consisting of Smolik, Weinstein and Wachter; (C) provide for directors' and Executive Committee unanimous voting requirements regarding extraordinary transactions and matters as set forth in Schedule 6(f)(i); and (D) effect the recapitalization set forth on Exhibit A.

         (ii) MTFI will cause its Amended and Restated Certificate of Incorporation, substantially in the form of Exhibit C to be duly filed with the Nevada Secretary of State.

         (iii) MTFI's Board of Directors (the "Board") shall: (A) duly call and give proper notice of a special meeting of MTFI's stockholders (the "Special Meeting") which shall be held as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement and the transactions hereunder; (B) prepare and disseminate to its stockholders an information statement relating to the Recapitalization and the Merger and this Agreement (the "Information Statement"); and (C) subject to the fiduciary obligations of the Board under applicable law as advised by counsel, include in the Information Statement the recommendation of the Board that holders of MTFI Common Stock vote in favor of the approval of the Merger and the transactions contemplated hereby and the adoption of this Agreement.

         (iv) Each of the Sellers will execute and deliver warrants to Mr. Stuart Fuchs and Aurora Capital Corporation, substantially in the form of Exhibit D.

         (v) Each of the Sellers will execute and deliver the Non-Competition and Non-Disclosure Agreements substantially in the form of Exhibit E and the Employment Agreements substantially in the form of Exhibit F hereto.

         (vi) Each of the Sellers and the principal shareholders of MTFI named in Exhibit G will execute and deliver the Voting Agreement substantially in the form of Exhibit G hereto.

         (vii) Each of the Sellers will, subject to the Closing, execute and deliver their Releases substantially in the form of Exhibit H hereto.

         (viii) Upon execution of this Agreement, each of the Sellers and Photogen shall execute and deliver his and its consent and agreement to terminate Photogen's Operating Agreement in the form set forth in Exhibit I hereto.

    7.   Closing Conditions.

    (a) Conditions to MTFI's and Merging Corp.'s Obligation to Close. The obligations of MTFI and Merging Corp. to consummate the transactions to be performed by each of them in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by MTFI in writing except Section 7(a)(viii) which can only be waived by Weinstein):

         (i) The representations and warranties of each of the Sellers, Photogen and Newco set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) Each of the Sellers, Newco and Photogen shall have performed and complied with all of their respective covenants and agreements hereunder to be performed at or prior to the Closing;

         (iii) Each of the Sellers, Newco and Photogen shall have procured all of the third party consents and authorizations, and consents and approvals of governments or governmental entities specified in Section 3(e) above and the related paragraph of the Sellers' Disclosure Schedule and MTFI shall not have received any notice of an adverse position by any Person regarding Newco's ownership of the Patents as contemplated in this Agreement in response to MTFI's inquiry letters in the form of Exhibit J to be sent after execution of this Agreement;

         (iv) The stockholders of MTFI shall have approved the execution and delivery of this Agreement, the Recapitalization and Merger and all transactions contemplated under this Agreement;

         (v) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of MTFI to own Newco after the Effective Time, or (D) affect adversely the right of Newco to own its Assets, including the Patents, and to operate its businesses as contemplated in this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (vi) Each of the Sellers, Photogen and Newco shall have delivered to MTFI a certificate to the effect that each of the conditions specified above in Sections 7(a)(i) through 7(a)(v) is satisfied in all respects;

         (vii) The relevant parties (other than MTFI, its principal shareholders and Merging Corp.) shall have entered into the agreements and performed the actions as set forth in Section 6(f) above;

         (viii) MTFI shall have obtained Officers' and Directors' insurance in amount and coverage and by an insurer to the reasonable satisfaction of Weinstein; and

         (ix) All actions to be taken by the Sellers, Photogen and Newco hereunder in connection with consummation of the transactions contemplated hereby and thereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby and thereby shall have been satisfactory in form and substance to MTFI and its counsel.

    (b) Conditions to Sellers' Obligation to Close. The obligation of the Sellers, Photogen and Newco to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (any of which may be waived by Smolik acting on behalf of the Sellers in writing):

         (i) The representations and warranties of MTFI and Merging Corp. set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

         (ii) MTFI, Merging Corp., Tannebaum, Weinstein and Levine shall have performed and complied with their respective covenants and agreements hereunder to be performed by them at or prior to the Closing;

         (iii) MTFI and Merging Corp. shall have procured all of the third party consents and authorizations, and consents and approvals of governments or governmental entities specified in Section 4(d) and the related paragraph of the MTFI Disclosure Schedule.

         (iv) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement,
(B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Sellers to own the MTFI Common Stock contemplated under this Agreement (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

         (v) MTFI shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Sections 7(b)(i) through 7(b)(iv) is satisfied in all respects;

         (vi) The relevant parties (other than the Sellers, Photogen and Newco) shall have entered into the agreements and performed the actions as set forth in
Section 6(f) above;

         (vii) MTFI shall deliver its Form 10-QSB to the Sellers which shall contain its March 31, 1997 financial statements as required by such Form. The financial statements of MTFI at and for the period ended March 31, 1997 shall not be materially different than MTFI's Financial Statements of December 31, 1996 in

Schedule 4(f), except for changes in the ordinary course of its activities and changes and accrued liabilities resulting from the transactions and activities contemplated under this Agreement; and

         (viii) All actions to be taken by MTFI and Subsidiary in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall have been reasonably satisfactory in form and substance to Sellers and their counsel.

    8.   Remedies for Breaches of This Agreement.

    (a) Survival of Representations, Warranties and Covenants. All of the representations and warranties of the parties contained in this Agreement shall survive any investigation and the Closing hereunder and shall continue in full force and effect thereafter (subject to any applicable statutes of limitations). The respective covenants and agreements of the parties to be performed after the Closing shall survive in accordance with their terms and until performed.

    (b)  Indemnification.

         (i) Indemnification by Sellers. Sellers, jointly and severally, shall indemnify, defend and hold MTFI and Merging Corp. and their respective Affiliates (including the Surviving Corporation after the Merger) and each of their respective officers, directors, partners, employees and agents, harmless from and against any Adverse Consequences suffered or incurred by any of them relating to or arising out of (A) any actual or alleged breach of or inaccuracy in any representation or warranty of the Sellers or Photogen in this Agreement or in any Schedule, certificate, instrument or other document delivered by or on behalf of the Sellers, Photogen or Newco pursuant to this Agreement; or (B) any actual or alleged breach of any covenant or agreement of the Sellers, Photogen or Newco in this Agreement or in any Schedule, certificate, instrument or other document delivered by or on behalf of the Sellers, Photogen or Newco pursuant to this Agreement. Prior to the Effective Time, Photogen shall be obligated, jointly and severally with the Sellers, for the Sellers' obligations under this paragraph.

         (ii) Indemnification by MTFI and Merging Corp.  MTFI and Merging
Corp., jointly and severally, shall indemnify, defend and hold each of the Sellers and their respective Affiliates, and each of their respective officers, directors, members, employees and agents harmless from and against any Adverse Consequences suffered or incurred by any of them relating to or arising out of
(A) any actual or alleged breach of or inaccuracy in any representation or warranty of MTFI or Merging Corp. in this Agreement or in any Schedule, certificate, instrument or other document delivered by or on behalf of MTFI or Merging Corp. pursuant to this Agreement; or (B) any actual or alleged breach of any covenant or agreement of MTFI or Merging Corp. in this Agreement or in any Schedule, certificate, instrument or other document delivered by or on behalf of MTFI or Merging Corp. pursuant to this Agreement.

    (c)  Matters Involving Third Parties.

         (i) If any Person not a party to this Agreement shall notify any party hereto (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party hereto (the "Indemnifying Party") under Section 8(b), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any indemnifying party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

         (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party, provided (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may incur or suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

         (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

         (iv) In the event any of the conditions in Section 8(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (C) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 8.

    (d) Determination of Adverse Consequences. The parties shall take into account the time cost of money (using the prime rate in The Wall Street Journal on the date of the indemnification demand as the discount rate) in determining Adverse Consequences for purposes of this Section 8.

    (e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy or claim for damages any party may have for breach of representation, warranty, covenant or agreement. Each of the Sellers hereby agrees not to make any claim for indemnification against Newco by reason of the fact that he was a member, shareholder, director, officer, employee, manager, or agent of Newco or Photogen or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by MTFI or Merging Corp. against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

    9.   Termination.

    (a) Termination of Agreement. Certain of the parties may terminate this Agreement as provided below:

         (i) MTFI and Smolik acting on behalf of the Sellers may cause this Agreement to be terminated by mutual written consent at any time prior to the Closing;

         (ii) MTFI or Smolik acting on behalf of the Sellers may terminate this Agreement by giving written notice to the other parties hereto at any time prior to the Closing (A) in the event any party (other than the party electing to terminate) has breached any representation, warranty, or covenant contained in this Agreement, the terminating party has notified the breaching party of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 1997, by reason of the failure of any condition precedent under Section 7 hereof applicable to the terminating party's obligation to Close (unless the failure results primarily from the terminating party itself breaching any representation, warranty, or covenant contained in this Agreement).

    (b) Effect of Termination. In the event of termination of this Agreement in accordance with Section 9(a), this Agreement shall forthwith terminate and have no further effect, except (i) to the extent such termination results from the breach by any party hereto of any of its representations, warranties, covenants or agreements in this Agreement (in which case the breaching party shall be liable for all damages allowable at law and any relief available at equity), and (ii) the provisions of Sections 8 and 9 shall survive any termination of this Agreement.

    10.  Miscellaneous.

    (a) Further Actions. In case at any time after the Closing any further action is necessary or desirable to carry out the provisions of this Agreement and vest in Newco all right, title and interest to all Assets, properties, rights, privileges, immunities, powers and franchises of Photogen and Newco, including the Patents, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, including that each Seller shall cooperate with Newco by executing any necessary document requiring his signature and by cooperating in the prosecution of any item of Intellectual Property listed on Schedule 3(n) for purposes of obtaining Letter Patent regarding such item and to cooperate and assist in the prosecution of any Interference or Litigation (including infringement or misappropriation claims) with respect to which Sellers' cooperation is necessary. The cost and expense of the foregoing shall be that of the requesting party (unless the requesting party is entitled to such action hereunder).

    (b) Press Releases and Public Announcements. Prior to the Closing, no party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of MTFI and Smolik acting on behalf of the Sellers; provided, however, that MTFI will prepare and file with the Securities and Exchange Commission a Current Report on Form 8-K regarding this Agreement and the transactions herein and MTFI may make any public disclosure it believes in good faith is required by applicable law (in which case MTFI will advise Sellers prior to making the disclosure).

    (c) No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties signatory hereto and their respective successors and permitted assigns.

    (d)  Entire Agreement.  This Agreement, including the Exhibits and
Schedules referred to herein and the documents delivered at the Closing, constitutes the entire agreement among the parties with regard to the subject hereof and thereof and supersedes any prior understandings, agreements, negotiations or representations by or among any of the parties, written or oral, with respect to such subject matter. No party hereto shall be bound or liable to any other party by any agreements, representations, warranties or covenants previously delivered by any party except as specifically set forth in this Agreement, the Exhibits, Schedules, and other documents delivered at the Closing.

    (e) Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign or delegate this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of MTFI and Smolik acting on behalf of the Sellers.

    (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall be binding upon the party executing the same. Any party may execute a counterpart of this Agreement or any other Exhibit or other document contemplated to be executed hereunder by signature transmitted by telecopier or similar device. Documents so executed shall (when delivered) be binding upon the party executing the same and all other parties may rely on such documents as though they were originally executed.

    (g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (h) Form 10 Filing. After the Closing, MTFI will promptly make a Form 10 filing with the Securities and Exchange Commission on behalf of Photogen Technologies, Inc. with a view to effecting registration of the company under
Section 12(g) of the Securities Exchange Act.

    (i) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one business day after being sent by reputable overnight courier service providing for receipted delivery, or (iii) upon receipt if sent by telecopier with a report showing the transmission, in each case addressed to the intended recipient as set forth below.

    If to any of the Sellers, Photogen or Newco:

    Mr. John Smolik
    Photogen L.L.C.
    1055 Commerce Park Drive
    Oak Ridge, Tennessee  37830

    If to MTFI or Merging Corp.:                Copy to:

    M T Financial Group, Inc.                   Theodore W. Grippo, Esq.
    875 North Michigan Avenue                   Grippo & Elden
    Suite 2930                                  227 West Monroe Street
    Chicago, IL  60611                          Suite 3600
    Attention:  Stuart P. Levine, President     Chicago, IL  60606
    Telecopier No.:  (312) 397-2634             Telecopier No.:  (312) 558-1195

    If to Process Agent:

    CT Corporation System
    208 South La Salle Street
    Chicago, IL 60604

    (j) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois; provided, however, that matters relating to the Merger shall be governed by and construed in accordance with the Corporation Law and matters relating to internal corporate governance of MTFI shall be governed by and construed in accordance with Nevada General Corporation Law.

    (k) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all the parties thereto and dated after the date hereof. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

    (l) Severability. Any term or provision of this Agreement or any agreement, document or instrument delivered pursuant to this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    (m) Expenses. In the event the transactions contemplated are not consummated, The parties will bear their own respective costs and expenses (including legal fees and expenses) incurred in connection with this Agreement. If the transactions contemplated are consummated, MTFI shall be responsible for all of Sellers', Photogen's, Newco's and MTFI's and Merging Corp.'s respective reasonable costs and expenses (including legal fees) and the broker's fee set forth in Schedule 3(f).

    (n) Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Any reference of the masculine person shall include the feminine and neuter; and any reference to the neuter pronoun shall include the masculine and feminine. Any reference to the plural of any noun shall include the singular and vice-versa. The word "including" shall mean "including without limitation." The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

    (o) Incorporation of Recitals, Exhibits, and Schedules. The Recitals, Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (p) Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions in 10(q) below), in addition to any other remedy to which they may be entitled, at law or in equity.

    (q) Submission to Jurisdiction. Each of the parties submits to the jurisdiction of any state or federal court sitting in Chicago, Illinois, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto. Each party appoints CT Corporation System, 208 S. LaSalle Street, Chicago, Illinois 60604 (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any party may make service on any other party by sending or delivering a copy of the process
(i) to the party to be served at the address and in the manner provided for the giving of notices in Section 10(i) or (ii) to the party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 10(i) above. Nothing in this Section 10(q), however, shall affect the right of any party to serve legal process in any other manner permitted by law or at equity.

    (r)  Appointment of Representative.

         (i) By execution and delivery of this Agreement, each Seller hereby irrevocably constitutes and appoints Smolik as his true and lawful agent and attorney-in-fact (the "Representative"), with full power of substitution to act in such Seller's name, place and stead in all events in the Representative's sole and absolute discretion, including, without limitation, the power:

              (1) to do or refrain from doing any act or deed on behalf of such Seller as provided for in this Agreement, as fully and completely as such Seller could do if personally present; and

              (2) to receive all notices on behalf of such Seller in connection with any claims or matters under this Agreement.

         (ii) MTFI and Merging Corp. and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representative on behalf of such Seller in all matters referred to herein. All notices delivered by MTFI, Merging Corp. or Newco to the Representative (whether pursuant hereto or otherwise) for the benefit of the Sellers shall constitute notice to such Seller.

         (iii) The appointment of the Representative hereunder shall be deemed coupled with an interest and shall be irrevocable, shall survive the death or disability of any Seller, and shall be binding upon the executors, heirs, legal representatives, successors and assigns of each Seller.

            [The remainder of this page is intentionally blank]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                   M T Financial Group, Inc.

                   By:  /s/ Stuart Levine
                   Title:   Chairman


                   M T Merging Corp.

                   By: /s/ Stuart Levine
                   Title:  Pres.


                   Photogen, Inc.

                   By:  /s/ John Smolik
                   Title:   President


                   Photogen, L.L.C.

                   By:  /s/ John Smolik
                   Title:   President


                   Sellers:


                       /s/ Eric A. Wachter
                   Eric A. Wachter, Ph.D.


                      /s/ Craig Dees
                   Craig Dees, Ph.D.


                     /s/ Walter G. Fisher
                   Walter G. Fisher, Ph.D.

                     /s/ Timothy C. Scott
                   Tim Scott, Ph.D.

                     /s/ John Smolik
                   John Smolik



         The undersigned join in the execution of this Agreement for the purpose of obligating themselves to the recapitalization of the common stock of MTFI as set forth in Exhibit A to the Agreement.


                        /s/ Theodore Tannebaum
                   Theodore Tannebaum


                         /s/ Robert J. Weinstein
                   Robert J. Weinstein, M.D.


                         /s/ Stuart Levine
                   Stuart P. Levine